Second Amendment &
                     Supplement to Reorganization Agreement

     This second amendment & supplement to the reorganization agreement (the "Second Amendment" and the "Agreement,: respectively) closed on by the following defined Parties on June 25, 1999, is now made and entered into by and among AmeriNet Group.com, Inc., a Delaware corporation with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, formerly operating as Equity Growth Systems, inc. ("AmeriNet" and the "Exchange Act," respectively); American Internet Technical Center, Inc., a Florida corporation now wholly owned by AmeriNet ("American") and, Messrs. J. Bruce Gleason, a Florida resident ("Mr. Gleason") and Michael D. Umile, a Florida resident ("Mr. Umile;" Mr. Gleason and Mr. Umile being sometimes collectively hereinafter referred to together as "Messrs. Gleason and Umile"; AmeriNet, American and Messrs. Gleason and Umile being sometimes hereinafter collectively referred to as the "Parties" and each being sometimes hereinafter generically referred to as a "Party").

                                   Preamble:

     WHEREAS, Messrs. Gleason and Umile have determined that it is in their best interests, as well as those of AmeriNet and American Internet, if new management is appointed for American Internet and Messrs. Gleason and Umile are excused from the obligations imposed upon them under their employment agreements with American Internet; and

     WHEREAS, AmeriNet and American Internet are willing to release Messrs. Gleason and Umile from such responsibilities, provided that they return all but 300,000 (an aggregate of approximately 932,756 shares) of AmeriNet's common stock issued to them pursuant to the terms of the Agreement, as first amended by the Parties, on or about August 25, 1999 (hereinafter referred to as the Amended Agreement") in consideration for an aggregate of $48,000 payable over a six month period, that all of the additional shares contingently issuable pursuant to the Amended Agreement be deemed irrevocably relinquished and that Mr. Gleason continue to serve as a member of AmeriNet's board of directors and that Mr. Umile continue to make his services available to American Internet as a consultant; and

     WHEREAS, such terms are agreeable to Messrs. Gleason and Umile:

     NOW, THEREFORE, in consideration of the premises, as well as the mutual covenants hereinafter set forth, the Parties, intending to be legally bound, hereby amend and supplement the Reorganization Agreement, as follows:

                                  Witnesseth:

                                  Article One
                            Amendments & Supplements

     The Parties hereby amend & supplement the Agreement and the Amended Agreement, in all manners required to reflect the following changes in the terms thereof:

A. The Parties hereby agree to modify the provisions pertaining to the shares of AmeriNet common stock (the "AmeriNet Stock") to be exchanged for all of American capital stock (the "American Stock"), as follows:

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     1.   Messrs. Gleason and Umile hereby sell to AmeriNet all of the shares of
          AmeriNet common stock they received in exchange for their capital stock in American Internet for $48,000 (the "Redemption Price"), other than:

          (A) The 250,000 shares heretofore sold by them to the Yankee Companies, inc., a Florida corporation ("Yankees"); and

          (B) 300,000 shares to be retained by them, 150,000 by Mr. Gleason and 150,000 shares by Mr. Umile;

     2. The Redemption Price shall be payable in six equal monthly installments of $8,000, $4,000 to Mr. Gleason and $4,000 to Mr. Umile, the first installment to be tendered concurrently with the delivery by Messrs. Gleason and Umile of the certificates for the AmeriNet common stock being redeemed, in proper form for redemption with medallion signature guarantees, and each subsequent installment to be tendered on the next monthly anniversary thereof;

     3. All shares of AmeriNet Stock issued to Messrs. Gleason and Umile other than those being retained by Messrs. Gleason and Umile as provided in this Second Amendment shall be immediately returned to AmeriNet for cancellation.

     4. All agreements between Messrs. Gleason and Umile and American Internet are hereby terminated and, as consideration for the release of Messrs. Gleason and Umile from their employment obligations to American
          Internet:

          (A) Neither AmeriNet nor American Internet shall have any further liabilities to Messrs. Gleason, Umile or their affiliates, predecessors or successors in interest, or any liabilities to any or all of the foregoing for any reason other than those created by this second Amendment; all other obligations beings deemed merged herein and extinguished hereby, this Second Amendment constituting a novation thereof; and

          (B) The shares of AmeriNet common stock currently reserved for issuance as additional shares exchanged for the American Internet capital stock (the "Additional Exchange Shares") predicated on American Internet's attaining the annual net, pre-tax profit thresholds set forth in the Agreement and the Amended Agreement are hereby released from such reservation and shall not be issued as contemplated, all rights thereto being hereby irrevocably relinquished.

B. The ratio of seats on American's board of directors allocated to designees of Messrs. Gleason and Umile shall be reduced from 1/2; of all such seats to none, except as determined by AmeriNet, in its sole discretion, and Messrs. Gleason and Umile hereby resign, effective immediately, as employees, officers and directors of American Internet.

C. Messrs. Gleason's and Umile hereby agree, jointly and severally, to make their services available to AmeriNet and American Internet on a full time basis for two weeks following the execution of this agreement and its contemporaneous closing, without payment of any fees therefor for purposes of assuring a smooth transition in management, subject to the following qualifications;

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

     1. Mr. Gleason shall not be required to participate actively in the affairs of American Internet but rather, he shall remain as a member of AmeriNet's board of directors and provide his consulting services in such capacity;

     2. Mr. Umile shall provide his services directly to American Internet, assisting such officers or other personnel as may be appointed by American Internet to operate and expand its business as originally contemplated by AmeriNet, or as AmeriNet may deem appropriate in conjunction with its own strategic plans, provided that he will not be available during the five day period immediately following execution of this Second Amendment and that if his services are required for longer than two weeks after he becomes available, on a material basis, Mr. Umile and American Internet will negotiate in good faith for reasonable compensation.

D. Nothing in this Second Amendment shall be deemed to deprive Ms. Lyn Poppiti or Mr. and Mrs. Theodore Gill of the shares of AmeriNet's common stock heretofore issued to them.

E. All obligations of AmeriNet in the Reorganization Agreement, the Amended Agreement or any agreements ancillary thereto are merged in this Second Amendment and except as specified herein, shall be of no further force or effect.

F. American Internet's status as a wholly owned subsidiary of AmeriNet shall not be affected by any of the provisions of this Second Amendment.

G. At the election of AmeriNet, the Lock Up & Voting Agreement entered into by a number of AmeriNet's officers, directors and principal stockholders for the benefit of Messrs. Gleason and Umile prior to June 25, 1999 (the "Voting Agreement"), and subsequently amended, may be terminated or modified, and Messrs. Gleason and Umile hereby release all signatories thereto from their obligations to them or to any persons for whom they acted as attorneys-in-fact in conjunction with the Agreement, the Amended Agreement or the Voting Agreement.

                                  Article Two
                                 Miscellaneous

2.1     Amendment.

     No modification, waiver, amendment, discharge or change of this Second Amendment shall be valid unless the same is evinced by a written instrument, subscribed by the Party against which such modification, waiver, amendment, discharge or change is sought.

2.2     Notice.

     (a) All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the first business day after mailing by United States registered or unaudited mail, return receipt requested, postage prepaid, addressed as follows:

To AmeriNet:

                            AmeriNet Group.com, Inc.
          902 Clint Moore Road, Suite 136-C; Boca Raton, Florida 33487
                  Attention: Michael Harris Jordan, President
               Telephone (561) 998-3435, Fax (561) 998-3425; and,
                 e-mail carrington@flinet.com;; with a copy to

                        G. Richard Chamberlin, Esquire;
                    General Counsel AmeriNet Group.com, Inc.
              14950 South Highway 441; Summerfield, Florida 34491
               Telephone (352) 694-6714, Fax (352) 694-9178; and,
                         e-mail, grichard@atlantic.net.

     To Messrs. Gleason and Umile:

At such addresses as they provide AmeriNet's transfer agent for such purpose.

     To American Internet:

                    American Internet Technical Center, Inc.
               440 East Sample Road; Pompano Beach, Florida 33056
              Attention: Michael Harris Jordan, Acting President.
    Telephone (954) 943-4748; Fax (954) 943-4046; e-mail aitc2@bellsouth.net

     To Yankees:

                           The Yankee Companies, Inc.
           902 Clint Moore Road, Suite 136; Boca Raton, Florida 33487
                   Attention: Leonard Miles Tucker, President
               Telephone (561) 998-2025, Fax (561) 998-3425; and,
                         e-mail carrington@flinet.com;

or such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

     (b) (1) The Parties acknowledge that Yankees serves as a strategic consultant to AmeriNet and has acted as scrivener for the Parties in this transaction but that Yankees is neither a law firm nor an agency subject to any professional regulation or oversight.

          (2) Because of the inherent conflict of interests involved, Yankees has advised all of the Parties to retain independent legal and accounting counsel to review this Second Amendment and its exhibits and incorporated materials on their behalf.

     The decision by any Party not to use the services of legal counsel in conjunction with this transaction shall be solely at their own risk, each Part acknowledging that applicable rules of the Florida Bar prevent AmeriNet's general counsel, who has reviewed, approved and caused modifications on behalf of AmeriNet, from representing anyone other than AmeriNet in this transaction.

2.3     Merger.

(a) This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(b) All prior agreements whether written or oral are merged herein and shall be of no force or effect.

2.4     Survival.

     The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and the Closing hereon and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

2.5     Severability.

     If any provision or any portion of any provision of this Second Amendment, other than one of the conditions precedent or subsequent, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Second Amendment or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

2.6     Governing Law.

     This Second Amendment shall be construed in accordance with the substantive and procedural laws of the State of Delaware (other than those regulating taxation and choice of law) but any proceedings pertaining directly or indirectly to the rights or obligations of the Parties hereunder shall, to the extent legally permitted, be held in Broward County, Florida.

2.7     Indemnification.

     Each Party hereby irrevocably agrees to indemnify and hold the other Parties harmless from any and all liabilities and damages (including legal or other expenses incidental thereto), contingent, current, or inchoate to which they or any one of them may become subject as a direct, indirect or incidental consequence of any action by the indemnifying Party or as a consequence of the failure of the indemnifying Party to act, whether pursuant to requirements of this Second Amendment or otherwise. In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the successful Party shall be entitled to recover from the indemnifying Party, all costs incurred including reasonable attorneys' fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

2.8     Dispute Resolution.

(a) In any action between the Parties to enforce any of the terms of this Second Amendment or any other matter arising from this Second Amendment, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees up to and including all negotiations, trials and appeals, whether or not any formal proceedings are initiated.

(b) In the event of any dispute arising under this Second Amendment, or the negotiation thereof or inducements to enter into the Amendment, the dispute shall, at the request of any Party, be exclusively resolved through the following procedures:

     (1)(A) First, the issue shall be submitted to mediation before a mediation service in Broward County, Florida to be selected by lot from six alternatives to be provided, one by Yankees, two by AmeriNet, one by American and one by each of Messrs. Gleason and Umile.

        (B) The mediation efforts shall be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

     (2) In the event that mediation does not lead to a resolution of the dispute then at the request of any Party, the Parties shall submit the dispute to binding arbitration before an arbitration service located in Broward County, Florida to be selected by lot, from six alternatives to be provided, one by Yankees, two by AmeriNet, one by American and one each by Messrs. Gleason and Umile.

      (3)(A)   Expenses of mediation shall be borne by American, if successful.

         (B) Expenses of mediation, if unsuccessful and of arbitration shall be borne by the Party or Parties against whom the arbitration decision is rendered.

         (C)   If the terms of the arbitral  award do not establish a prevailing
               Party,   then  the  expenses  of   unsuccessful   mediation   and
               arbitration shall be borne equally by the Parties involved.

2.9     Benefit of Second Amendment.

     The terms and provisions of this Second Amendment shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representatives, estate, heirs and legatees.

2.10     Captions.

     The captions in this Second Amendment are for convenience and reference only and in no way define, describe, extend or limit the scope of this Second Amendment or the intent of any provisions hereof.

2.11     Number and Gender.

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

2.12     Further Assurances.

     The Parties agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Second Amendment.

2.13     Status.

     Nothing in this Second  Amendment shall be construed or shall  constitute a
partnership,  joint  venture,   employer-employee  relationship,   lessor-lessee
relationship, or principal-agent relationship.

2.14     Counterparts.

(a)  This Second Amendment may be executed in any number of counterparts.

(b) All executed counterparts shall constitute one Amendment notwithstanding that all signatories are not signatories to the original or the same counterpart.

(c) Execution by exchange of facsimile transmission shall be deemed legally sufficient to bind the signatory; however, the Parties shall, for aesthetic purposes, prepare a fully executed original version of this Second Amendment which shall be the document filed with the Commission.

2.15     License.

(a) This Second Amendment is the property of Yankees and the use hereof by the Parties is authorized hereby solely for purposes of this transaction.

(b) The use of this form of Amendment or of any derivation thereof without Yankees' prior written permission is prohibited.

(c) This Second Amendment shall not be construed more strictly against any Party as a result of its authorship.



    IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed effective as of the date last set forth below.

Signed, sealed and delivered
     In Our Presence:

                                                        AmeriNet Group.com, Inc.

---------------------------------
                                                           /s/ Michael H. Jordan
_________________________________       By:     ________________________________
                                                Michael Harris Jordan, President

     (Corporate Seal)
                                                       /s/ G. Richard Chamberlin
                                     Attest:    --------------------------------
                                                G. Richard Chamberlin, Secretary
Dated:    October 15, 1999

                                        American Internet Technical Center, Inc.

---------------------------------
                                                            /s/ J. Bruce Gleason
_________________________________     By:     _______________________________
                                                     J. Bruce Gleason, President

     (Corporate Seal)
                                                            /s/ Michael D. Umile
                                   Attest:   ______________________________

                                                     Michael D. Umile, Secretary
Dated:    October 15, 1999

                                                       Messrs. Gleason and Umile

---------------------------------
                                                            /s/ J. Bruce Gleason
---------------------------------                 ------------------------------
                                                                J. Bruce Gleason

Dated:    October 15, 1999

---------------------------------
                                                            /s/ Michael D. Umile
---------------------------------                 ------------------------------
                                                                Michael D. Umile

Dated:    October 15, 1999